                                    This EMPLOYMENT AGREEMENT ("AGREEMENT") is
                           made and entered into as of the 17 day of November, 1999, by and between American Guidance Service Inc., a Minnesota corporation (the "COMPANY"), and Larry Rutkowski, an individual resident of the State of Minnesota (the "EXECUTIVE").


                  WHEREAS the Company wishes to employ Executive, and Executive wishes to accept such employment, on the following terms and conditions, effective as of the Closing Date (as defined in the Redemption, Stock Purchase and Recapitalization Agreement dated as of August 13, 1999, as amended, (the "PURCHASE AGREEMENT"), between PRIMEDIA Inc. and WRC Media Inc. (formerly named EAC II Inc.), a Delaware corporation (WRC Media);

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

                  SECTION 1. EMPLOYMENT. The Company hereby employs Executive and Executive accepts employment by the Company, on the terms and conditions contained in this Agreement.

                  SECTION 2. TERM. The employment of Executive pursuant hereto shall commence on the Closing Date and shall remain in effect until December 31, 2001 unless terminated by Executive upon 30 days prior written notice to the Company or by the Company upon 30 days prior written notice to Executive. The period of time between the Closing Date and the termination of this Agreement pursuant to its terms is herein referred to as the "TERM". The Term shall be automatically renewed for successive one-year periods unless, at least 90 days prior to any applicable expiration date, either party gives written notice to the other party that such party does not wish to renew.

                  SECTION 3. DUTIES AND EXTENT OF SERVICE; PLACE OF PERFORMANCE. During the Term, Executive shall serve the Company as President and Chief Executive Officer of the Company and shall perform duties and exercise authority commensurate with such role. Executive shall initially report to the Chief Executive Officer of WRC Media. Executive shall devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and to the business of the Company and its direct and indirect subsidiaries. Except as mutually agreed upon by Executive and the Company, the Company shall not materially diminish Executive's position at the Company without Good Cause (as defined in Section 11). During the Term, Executive shall continue to be employed at the location at which he is employed as of the Closing Date or at another location within 30 miles thereof as the Company, in its sole discretion, shall determine.

                  SECTION 4. BASE SALARY. During the Term, Executive shall be paid a base salary (the "BASE SALARY"), payable in bi-weekly installments at the end of every two weeks, at a rate of $260,000 per annum (the "INITIAL SALARY"). The initial salary shall be reviewed by the Company no later than February 28, 2000 and annually thereafter. Executive's Base Salary shall not be reduced below the Initial Salary.

                  SECTION 5. BONUS. Executive shall continue to be eligible to receive any annual bonus for the 1999 calendar year which may be payable to Executive under the short-term executive incentive compensation plan currently applicable to Executive in accordance with the terms of Executive's bonus letter from PRIMEDIA Inc. (the "BONUS LETTER"), a copy of which is attached hereto. Bonuses for future years during the Term shall be set by the Company annually based on reasonable criteria communicated to Executive. Such criteria shall be comparable to the criteria currently set forth in the Bonus Letter. Target bonuses for future years shall not be less than the target bonus set forth in the Bonus Letter. The Bonus for any year shall be paid no later than March 15 of the following year.

                  SECTION 6. FRINGE BENEFITS. Executive shall be entitled to participate, to the extent eligible, in such medical, dental, disability, life insurance, deferred compensation, retirement and other benefit plans as the Company shall maintain for the benefit of employees generally, on the terms and subject to the conditions set forth in such plans, which plans shall be comparable in the aggregate to those plans in effect for Executive as of the date hereof. Executive shall also be entitled to vacation time and sick leave in accordance with the Company's policies in existence immediately prior to the Closing and as applied to Executive immediately prior to the Closing.

                  SECTION 7. EXPENSES. Upon receipt from Executive of expense vouchers and other documentation reasonably requested by the Company, the Company shall reimburse Executive promptly for all reasonable expenses incurred by Executive in accordance with the Company's policies and procedures in connection with Executive's duties and responsibilities hereunder.

                  SECTION 8. EQUITY INVESTMENT. Simultaneously with the Closing, Executive will purchase 12,096 shares of Common Stock, par value $0.01 per share ("WRC MEDIA COMMON STOCK"), of WRC Media, at a purchase price of $18.60065 per share in cash for an aggregate purchase price of $225,000 and will enter into a shareholder agreement among WRC Media, EAC III LLC and certain other executives of the Companies (as defined below) in the form previously agreed to by such parties. If Executive so elects, up to one half of Executive's purchase of WRC Media Common Stock may be financed with a personal loan guaranteed by the Company on commercially reasonable terms. The Company shall make reasonable efforts to arrange and guarantee such loan.

                  SECTION 9. NONSOLICITATION. (a) During the period beginning on the Closing Date and ending on the later of (i) the date that is 12 months after the date of termination of Executive's employment with the Company and (ii) December 31, 2001 and to the fullest extent permitted under applicable law, Executive agrees that Executive shall not, directly or indirectly, solicit or attempt to solicit any business from any customers or clients of Weekly Reader Corporation or any of its direct or indirect subsidiaries (the "COMPANIES"), including actively sought prospective customers or clients, in connection with any Competing Publication or Product Line (as defined on Schedule I). During the period beginning on the Closing Date and ending on the date that is 24 months after the date of termination of Executive's employment with the Company and to the fullest extent permitted under applicable law, Executive agrees that Executive shall not, except as an employee of the Company, directly or indirectly, solicit, recruit or hire any employees of or persons who have worked for any of the Companies during the twelve-month period prior to termination of Executive's employment or solicit or encourage any such employee of any of the Companies to leave the employment of any of the Companies.

                  (b) If a judicial determination is made that any of the provisions of this Section 9 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of such Section shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable.

                  SECTION 10. NONDISCLOSURE. The parties hereto agree that during the course of Executive's employment by the Company, Executive will have access to, and will gain knowledge with respect to, the Companies' Confidential Information (as defined below). The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Companies. Accordingly, Executive agrees to the nondisclosure covenants in this Section 10. Executive agrees that Executive shall not (except as may be required by law), without the prior written consent of the Company during Executive's employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for a period ending on the fifth anniversary of the date of termination of Executive's employment with the Company, use or disclose, or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; PROVIDED that Executive may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive's duties under this Agreement. Upon termination of this Agreement for any reason, Executive shall return to the Company the original and all copies of all documents and correspondence in Executive's possession relating to the business of any of the Companies or any of their affiliates, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof. Upon termination of this Agreement for any reason, Executive shall be entitled to remove all documents and correspondence of a purely personal nature. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean all business information (whether or not in written form) which relates to any of the Companies, any of their affiliates or their respective businesses or products and which is not known to the public generally, including but not limited to technical information or reports; trade secrets; unwritten knowledge and "know-how"; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists; PROVIDED that "Confidential Information" shall not include general business know-how.

                  SECTION 11. SEVERANCE. If Executive's employment hereunder is terminated upon a breach by the Company of this Agreement, by the Company for any reason other than for Good Cause or by reason of a notice of nonrenewal given by the Company, the Company shall pay to Executive as severance pay a lump sum cash payment in an amount equal to the product of Executive's entire Base Salary for the year in which termination occurs multiplied by the greater of (a) one and (b) the quotient of (x) the number of months from and including the month in which such termination occurs to and including the month ending December 31, 2001 divided by (y) 12. The Company shall also pay to Executive any accrued and unpaid Base Salary owed to Executive for the period prior to such termination, a prorated portion of Executive's Base Salary for any accrued unused vacation time of Executive for the period prior to such termination and any incurred but unpaid reimbursable expenses as contemplated by Section 7. Payment of such severance pay and other amounts will be made within 30 days of such termination. If the applicable bonus criteria have been achieved, no later than March 31 of the year following the year in which any such termination occurred, the Company shall also pay to Executive a prorated portion of Executive's bonus for the portion of the year in which termination occurred from the beginning of the calendar year to the date of termination. For purposes of this Agreement, "GOOD CAUSE" shall exist upon the occurrence of any of the following: (i) Executive is convicted of, pleads guilty to, confesses to, or enters a plea of nolo contendere to, any felony or any crime that involves moral turpitude or any act of fraud, misappropriation or embezzlement; (ii) Executive has engaged in a fraudulent act to the damage or prejudice of any of the Companies or any affiliate of any of the Companies; (iii) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive's duties to the Company; (iv) Executive otherwise fails to comply in any material respect with the terms of this Agreement or deviates in any material respect from any reasonable written policies or reasonable directives of the Board of Directors of the Company and, within 60 days after written notice from the Company of such failure or deviation, Executive has not corrected such failure; or (v) the occurrence of the death or total disability of Executive (total disability meaning the failure of Executive to perform Executive's normal required services hereunder for a period of six consecutive months during the term hereof by reason of Executive's mental or physical disability, as determined by an independent physician reasonably satisfactory to Executive and the Company).

                  SECTION 12. TERMINATION; SURVIVAL. This Agreement shall terminate upon the earlier of (a) the termination of the Purchase Agreement pursuant to its terms and (b) the termination of Executive's employment by the Company. Notwithstanding the foregoing, Sections 9, 10 and 13 and, if Executive's employment terminates in a manner giving rise to a payment under
Section 11, Section 11 shall survive the termination of this Agreement.

                  SECTION 13. MISCELLANEOUS. (a) This Agreement shall inure to the benefit of and shall be binding upon Executive and Executive's executor, administrator, heirs, personal representative and permitted assigns and the Company and its successors and permitted assigns; PROVIDED that Executive shall not be entitled to assign or delegate any of Executive's rights or obligations hereunder without the prior written consent of the Company.

                  (b) This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, without regard to the conflicts of law principles of such State. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

                  (c) This Agreement constitutes the entire agreement between the Company and Executive with respect to Executive's employment by the Company after the Closing Date and, effective as of the Closing Date, supersedes all prior agreements, whether written or oral, between them relating to Executive's employment by the Company, including those agreements set forth on Schedule II attached hereto; PROVIDED that this Agreement does not supersede (i) the Bonus Letter and (ii) the terms in the employment agreement dated September 12, 1998 between the Company and Executive (the "OLD AGREEMENT") that are set forth on
Schedule III attached hereto to the extent that such terms are more beneficial to Executive than the comparable terms of this Agreement. Effective as of the Closing Date, Executive hereby releases the Company and its affiliates from any claims or rights under such agreements, without any liability or other adverse consequence to the Company, the Companies or WRC Media and the Company hereby releases Executive from any claims or rights under such agreements, without any liability or other adverse consequence to Executive.

                  (d) All notices or other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telecopier, or one business day after it has been sent by a nationally recognized overnight courier, at the address for notices as follows:

                           (i)      if to the Company,

                                    American Guidance Service Inc.
                                    c/o Ripplewood Holdings L.L.C.
                                    One Rockefeller Plaza
                                    32nd Floor
                                    New York, New York 10020
                                    Attention:  Mr. Timothy C. Collins
                                                Mr. Charles L. Laurey
                                                Mr. Martin Kenney
                                    Facsimile:  (212) 582-4110

                           (ii)     if to Executive,

                                    Mr. Larry Rutkowski
                                    5664 Erik Lane
                                    Shoreview, MN 55126
                                    Facsimile: 612-783-5505

                                    with a copy to:

                                    Rubin Baum Levin Constant & Friedman
                                    30 Rockefeller Plaza
                                    New York, New York 10312
                                    Attention: Mr. Robert J. Benowitz
                                    Facsimile: (212) 698-7825

Communications by telecopier also shall be sent concurrently by overnight courier, but shall in any event be effective as stated above. Each party may from time to time change its address for notices under this Section 13(d) by giving at least five days' notice of such changed address to the other parties hereto.

                  (e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (f) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) No failure or delay by Executive or the Company in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement in writing entered into by Executive and the Company.

                  (h) Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement shall be determined, at the request of any party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, and any judgment or award rendered by the arbitrator shall be final, binding and unappealable, and any judgment may be entered by any state or Federal court having jurisdiction thereof. In its award the arbitrator shall allocate, in its discretion, among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties.

                  (i) All amounts paid hereunder will be net of any applicable withholdings required by existing or future tax laws.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                      AMERICAN GUIDANCE SERVICE INC.,

                                      by  /s/  Charles Laurey
                                         -------------------------------
                                          Name:   Charles Laurey
                                          Title:  Secretary

                                          /s/  Larry Rutkowski
                                      ----------------------------------
                                               Larry Rutkowski

                                   LARRY RUTKOWSKI
                             AMERICAN GUIDANCE SERVICE
                                 4201 WOODLAND ROAD
                            CIRCLE PINES, MN 55014-1796


                                         November 15, 1999

PRIMEDIA, INC.
745 Fifth Avenue
New York, New York 10151

Lidies and Gentlement:

              Reference is made to the letter agreement (the "Letter Agreement"), dated September 22, 1999 among PRIMEDIA, Inc. ("PRIMEDIA") and the undersigned relating, among other things, to the "Commission" (as defined in the Letter Agreement) which PRIMEDIA is obligated to pay the undersigned. The undersigned hereby directs PRIMEDIA to (i) pay $187,775 of said Commission to me on the date of the consummation of the sale of the Company (as defined in the Letter Agreement) by wire transfer to the account of EAC IV LLC at Bankers Trust Company. ABA No. 021001033 Account No. 00-38-076 (contact: Alida Lado) so that WRC Media, Inc. can apply these funds in payment of my purchase price of shares of WRC Media, Inc. Common Stock or
(ii) if agreed upon with WRC Media, Inc. to deduct $187,775 from the purchase price owed by EAC II to PRIMEDIA Inc. which will represent my investment as funded by PRIMEDIA INC. The balance, if any, of the Commission shall be paid to me in accordance with the Letter Agreement.

                                         Very truly yours,

                                          /s/ Larry Rutkowaki
                                         ---------------------------
                                              Larry Rutkowaki

Agreed to:

PRIMEDIA, INC.

By: Beverly C. Chell
   -----------------------------------
    Beverly C. Chell, Vice Chairman

Date:   11/16/99
     ---------------------------------

cc: WRC Media Inc.
    Ripplewood Partners, L.P.
    EAC IV LLC Bankers Trust Company

                                                                      Schedule I


                    COMPETING PUBLICATIONS AND PRODUCT LINES


                  "COMPETING PUBLICATION OR PRODUCT LINE" means
(a) distributing books and reference materials in print that compete with those currently distributed by PRIMEDIA Reference Inc. for distribution to libraries and schools, (b) publishing books in print that compete with those currently published by Gareth Stevens, Inc. for distribution to school libraries, (c) publishing an annual general interest almanac for consumers,
(d) publishing assessment test materials in print which are targeted to elementary and secondary school students who are in the lower fiftieth percentile of achievement, and which compete with the assessment test materials published by American Guidance Service Inc. and its direct and indirect subsidiaries, or (e) publishing print periodicals and supplemental educational materials in print, in each case, sold on an annual subscription basis to teachers, schools, or school districts for in-school distribution to grades Kindergarten through 12, and which compete with those published by Weekly Reader Corporation and its direct and indirect subsidiaries, in each case in the United States.

                                                                     Schedule II


1. Amended and Restated Employment Agreement, dated September 12, 1998 between American Guidance Service Inc. and Larry Rutkowski.

                                                                    Schedule III

                      SURVIVING TERMS OF THE OLD AGREEMENT

              (For the purpose of this Schedule, this Agreement is referred to as the "New Agreement").

Section III(C)(4): For the remaining term of the Old Agreement, the Company will pay for the Executive's membership in trade or professional associations, subscriptions for trade or professional associations, subscriptions for trade or professional journals, and all other similar recurring business expenses, to the extent such items are generally available to similarly situated executives in companies comparable to the Company.

Section III(E): The Company will continue to provide the Executive with a '97 Ford Explorer for the period ending on the date that the lease term expires for the above-referenced vehicle. The Company will also pay for all maintenance and insurance on said vehicle. The Executive agrees to return said vehicle to the Company upon the expiration of such lease. Thereafter, for the remaining term of the Old Agreement, the Company will provide the Executive with a car allowance of $743.00 per month which amount shall be used for vehicle payments, maintenance, insurance and related expenses.

Section V(A): If the Executive's employment is terminated pursuant to clause (v) of the definition of Good Cause in the New Agreement any time before the expiration of the term of the Old Agreement, the Executive or his beneficiary will, within a reasonable time thereafter, be entitled to receive any unpaid salary and vacation pay earned through the date of termination. In addition, the Executive will be reimbursed pursuant to Section 7 of the New Agreement for business expenses incurred through the date of termination. Further more, the Executive or his beneficiary will continue to receive his salary then in effect for a period of one hundred and twenty (120) days after such termination. In addition, the Executive will be eligible to receive a pro-rata portion, determined by the number of months of actual employment during the relevant period, of any Variable Compensation (as defined in the Old Agreement) he would have been entitled to based on calculations conducted after the end of the relevant period pursuant to Section III(B) of the Old Agreement.

Section V(D): To the extent the following provisions provide for greater severance to be paid to Executive as of the date such provisions become applicable then, in the case Executive is terminated by the Company without Good Cause (as defined in the New Agreement) any time before the expiration of the term of the Old Agreement, then Executive shall be entitled to receive (i) 18 months salary and 18 months participation in the Company's health plans, with salary payments to be made within 60 days of termination, (ii) payment of any forfeitable portions of the Executive's ESOP account and supplemental executive retirement plan within 120 days after termination, provided however, that if, by operation of those two plans such unvested amount subsequently vests, entitling Executive to payment of such amounts under the plans, the Executive will return to the Company any amounts paid to him pursuant to this provision and (iii) payment to the Executive of a pro-rata portion, determined by the number of months of actual employment during the relevant period, of any Variable Compensation he would have been entitled to based on calculations conducted after the end of the relevant period pursuant to Section III(B).

[LETTERHEAD]


                                                                March 31, 1999

Mr. Larry Rutkowski
President & Chief Executive Officer
American Guidance Service, Inc.
4201 Woodland Road
Circle Pines, MN 55014-1796

Dear Larry:

I am pleased to inform you that you have been named a participant in the 1999 American Guidance Service, Inc. Short-Term Executive Incentive Compensation Plan. Your target award for 1999 is 50% of your earned base salary with an opportunity to earn an award of up to 75.0% of your earned base salary.

Your award for 1999 will be based on three measures of performance: achieving Target EBITDA. Net Free Cash Flow, and discretionary personal performance. Thirty percent (30%) of your award will be determined by the consolidated EBITDA of American Guidance Service, Inc., thirty percent (30%) by the consolidated Net Free Cash Flow of American Guidance Service, Inc., and forty percent (40%) by personal performance.

The amount you may earn for non-discretionary performance under this year's Plan will range from 50% to 150% of your targeted award. The preliminary threshold or lowest performance level at which you will earn 50% of the targeted award for EBITDA is 80% of $12,500,000. The preliminary performance level required to earn 150% of your targeted award is 120% of $12,500,000. The preliminary threshold or lowest performance level at which you will earn 50% of the targeted award for Net Free Cash Flow is 80% of $9,476,000. The preliminary performance level required to earn 150% of your targeted award is 120% of $9,476,000. If the percentage of the performance goals attained is between the percentages set forth, the award amounts will be prorated.

Beginning this year, EBITDA and Free Cash Flow targets will be adjusted during the year for unplanned accounting changes, unplanned acquisitions and the partial year results from divested businesses. Adjustments for unplanned acquisitions will be based on the current year projections, after overhead and transition costs, as presented in the final acquisition presentation. If there is a delay in closing, the budget will be adjusted accordingly. Adjustments for divestitures will be made based upon the monthly budgets as set during the corporate planning process.

Note: EBITDA is defined as earnings before interest, taxes, and depreciation, and amortization of goodwill, acquired intangible assets and other assets reported as Investing Activities on the Statement of Cash Flows. Net Free Cash Flow is defined per PRIMEDIA Financial Policy 6.31 effective December 31, 1994.

The discretionary award can range from 0% to 150% of the targeted amount. In determining your discretionary award, the areas of performance that will be considered are attached.

Assuming you earn a base salary of $260,000* in 1999, the following table is an illustration of the awards that can be earned. In reality, your bonus is dependent upon the three performance measures described, your "earned" base salary during the year (pro-rated for mid-year changes to base salary) and your year-end bonus targets (no pro-ration, simply the year-end%).

BASED ON PRELIMINARY TARGETS

                                        Threshold          Target              Maximum
                                        Performance        Performance         Performance
                                        (80%)              (100%)              (120%)
                                       -------------      -------------       -------------

EBITDA (30%)
Performance Against Plan                $10,000,000        $12,500,000         $15,000,000
                                       =============      =============       =============

Award                                   $19,500            $39,000             $58,500

NET FREE CASH FLOW (30%)
Performance Against Plan                $7,580,800         $9,476,000          $11,371,200
                                       =============      =============       =============

                                        $19,500            $39,000             $58,500
DISCRETIONARY (40%)

Award                                   $0                 $52,000             $78,000
                                       -------------      -------------       -------------

Total Award                             $39,000            $130,000            $195,000
                                       =============      =============       =============

* 1/1/99 salary used for illustrative purposes only.

You must be an employee of American Guidance Service, Inc. on December 31, 1999, to be considered for any non-discretionary award. Further, you must be an employee on the date the award is paid in order to qualify for the discretionary component of your award. Award payments will be paid shortly after the date of the opinion of the Company's auditors certifying American Guidance Service, Inc.'s combined financial results for the year 1999.

Please let me know if you have any questions about this year's Plan or your potential award.

                                                 Sincerely,

                                                 /s/ Richard J. LeBrasseur
                                                 -----------------------------
                                                     Richard J. LeBrasseur


cc: M.C. Discepolo

                              1999 EICP GOALS




LARRY RUTKOWSKI


1.   Achieve 1999 Plan EBITDA and Net Free Cash Flow objectives.

2.   Lead the search and hiring of the VP of Development.

3. Develop internal and acquisition growth strategies for inclusion in the upcoming strategy memo. Particular emphasis will be placed on new products, electronic opportunities in assessment, and line extensions for textbooks and test preparation.

4. Continue to enhance processes to capture and report sales and marketing information. This deeper analysis will allow us to better define who are the customers and what is our market share. This analysis will also allow us to more effectively measure and evaluate the effectiveness of our sales and marketing efforts.

5. Work with other units within the Supplemental Education Group to identify areas of synergy for cross-selling. This synergy should lead to more effective marketing and sales efforts resulting in additional sales.